Exhibit 3.27

CERTIFICATE OF FORMATION

OF

RT BOSTON FRANCHISE, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, Section 18-201 of the Delaware Limited Liability Company Act and the acts amendatory thereof and supplemental thereto) hereby certifies that:

FIRST:	The name of the limited liability company is RT Boston Franchise, LLC (hereinafter referred to as the “Limited Liability Company”).

SECOND:	The address of the registered office and the name and address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Central Road, Wilmington, Delaware 19805.

Executed as of the 18th day of November, 1998.

/s/ Thomas R. McNeill
Thomas R. McNeill, Authorized Person

CERTIFICATE OF AMENDMENT

OF

RT BOSTON FRANCHISE, LLC

1.	The name of the limited liability company is RT Boston Franchise, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the company is changed to RT New England Franchise, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of RT Boston Franchise, LLC this 1st day of December, 2001.

/s/ Tom Bard
Tom Bard, Member